EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

April 10, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. ANNOUNCES

MANAGEMENT CHANGE FOR ITS

PREMIX-MARBLETITE MANUFACTURING CO. SUBSIDIARY

POMPANO BEACH, FL - Imperial Industries, Inc. (Nasdaq CM: “IPII”) (the “Company”) today announced that Fred H. Hansen, age 63, has retired as President of the Company’s subsidiary, Premix-Marbletite Manufacturing Co. (“Premix”). Mr. Hansen will continue to serve as a consultant to the Company to work on assigned projects, including oversight of Premix’s manufacturing facilities, similar to the consulting position he held for approximately five years before he became President of Premix in May 2007. Premix is engaged in the manufacturing and distribution of stucco, plaster and roofing products, to building materials dealers, contractors and others, including the Company’s subsidiary, Just-Rite Supply, Inc.

Howard L. Ehler, Jr., the Company’s Executive Vice President and Chief Operating Officer, as well as Vice President of the Company’s subsidiaries, Just-Rite Supply, Inc. and Premix-Marbletite Manufacturing Co., will assume the responsibilities of president of Premix, until such time Premix names a successor president. Mr. Ehler has served as Vice President of Premix since 1981 and was President of Premix from August 2004 until May of 2007. Mr. Ehler will continue to serve as the Company’s Chief Operating Officer.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the states of Florida, Mississippi and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” sections of the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission (“SEC”).